ARTICLES OF INCORPORATION

                                                        OF

                                                 MEDITECNIC, INC.


    The undersigned, desiring to form a corporation for profit under the General Corporation Law of Nevada, does hereby certify:

    FIRST:  The name of the corporation shall be Meditecnic, Inc.

    SECOND: The name of the natural person or corporation designated as the Corporation's resident agent is State Agent and Transfer Syndicate, whose address is 318 North Carson Street, Suite 214, Carson City, Nevada 89701.

    THIRD: The purpose for which the corporation is formed is to engage in any lawful activity.

    FOURTH: The maximum number of shares of all classes which the Corporation is authorized to have outstanding is sixty million (60,000,000) shares, consisting of fifty million (50,000,000) shares of Common Stock, all par value $.001, and ten million (10,000,000) shares of Preferred Stock, all par value $.001. The holders of preferred stock shall have such rights, preferences and privileges as may be determined, prior to the issuance of such shares, by the Board of Directors. Initially there shall be designated a class of preferred stock denominated Series A Preferred Stock, with the following relative rights, designations and limitations:

        (a) Number. The number of shares constituting the Series A Preferred Stock shall be 1,000.

        (b) Dividend. Holders of the Series A Preferred Stock are not entitled to receive dividends.

        (c) Redemption. The Series A Preferred Stock shall not be redeemable.

        (d) Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Series A Preferred Stock shall be entitled to receive from the assets of the Corporation $.01 per share, all of which shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to, the holders of common stock in connection with such liquidation, dissolution, or winding up. Each share of Series A Preferred Stock shall rank on a parity with each other share of Series A Preferred Stock, with respect to the respective preferential amounts fixed for such series payable upon any distribution of assets by way of liquidation, dissolution, or


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        winding up of the Corporation. After the payment or the setting apart of payment to the holders of Series A Preferred Stock of the preferential amount so payable to them, the holders of common stock shall be entitled to receive, ratably, all remaining assets of the Corporation.

        (e) Voting Rights. Except as otherwise provided by law, the holders of Series A Preferred Stock shall vote as a class with the holders of common stock. However, the holders of the Series A Preferred Stock, voting separately as a class, shall have the right, by unanimous vote of the class, to elect two-thirds (2/3) of the members of the Board of Directors, provided, however, that if the number of directors is not divisible by three (3), it shall be increased by one (1) additional member of the Board of Directors, entitling in such a case the Series A Preferred Stock holders to election of two-thirds (2/3) of the members of the Board of Directors plus one (1) additional director.

        If the office of any director elected by the holders of the Series A Preferred Stock voting as a class becomes vacant by reason of death, resignation, retirement, disqualification, removal from office or otherwise, the remaining director elected by the holders of the Series A Preferred Stock voting as a class may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

        If the office of any director elected by the holder of the Series A Preferred Stock as a class becomes vacant by any of the reasons specified above, and if there are no remaining directors on the Board of Directors elected by the holders of the Series A Preferred Stock voting as a class, then the directors elected by the holders of common stock voting as a class may choose a successor who shall hold office until he is re-appointed or until his successor is chosen by the director elected by the holders of the Series A Preferred Stock voting as a class.

        (f) No Conversion Rights. The Series A Preferred Stock shall not be convertible into any other class or series of shares of the Corporation.

        (g) Right of First Refusal.

           A. Restriction on Sales. If a holder of Series A Preferred Stock desires to sell all or any part of his shares of Series A Preferred Stock in the Corporation and has received a bona fide offer, such holder of Series A Preferred Stock (the "Selling Shareholder") shall notify the remaining holders of record of the Series A Preferred Stock (the "Non-selling Shareholders") in writing, stating the number of shares desired to be sold, the amount of the bona fide offer, and the name of

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        the  offeror.  For 15  days  following  delivery  of  such  notice,  the
        Non-selling Shareholders shall, on a proportional basis according to the number of Series A Preferred Shares owned by each of them, have an option to purchase the Selling Shareholder's shares of Series A Preferred Stock for the amount of the bona fide offer. The Non-selling Shareholders may exercise this option by delivering written notice to the Selling Shareholder within the 15-day period. If any holder of Series A Preferred Stock declines to exercise its option with respect to its proportional share, then the purchase option rights of the remaining holders of Series A Preferred Stock shall proportionately be increased.

        If the Non-selling Shareholders do not exercise said option, the Selling Shareholder may sell his shares of Series A Preferred Stock in the Corporation on the terms disclosed to the original offeror. The Selling Shareholder must sell his shares of Series A Preferred Stock in the Corporation on the terms disclosed to the original offeror within 45 days after delivery of the original notice from the Selling Shareholder to the Non-selling Shareholders, otherwise the Non-selling Shareholders shall have another right to purchase the Shares for the 15 days following the expiration of the 45-day period.

        B. Restriction on Other Transfer of Shares. If a holder of Series A Preferred Stock desires to transfer, hypothecate, assign or otherwise transfer ("Transfer") all or any part of his shares of Series A
        Preferred Stock in the Corporation and Section A does not apply, such holder of Series A Preferred Stock (the "Transferring Shareholder") shall deliver notice thereof (the "Transfer Notice") to the other holders of the Series A Preferred Stock (the "Non-transferring Shareholders"), stating the shares desired to be Transferred, the name of the proposed Transferee, the manner of and reason for such Transfer, and the consideration (if any) to be received. For 15 days following the determination of the fair market value pursuant to this Section B, the Non-transferring Shareholders shall have an option to purchase such shares for their fair market value. The Non-transferring Shareholders may exercise this option by delivering written notice to the Transferring Shareholder within the 15-day period. If any holder of Series A Preferred Stock declines to exercise its option with respect to its proportional share, then the purchase option rights of the remaining holders of Series A Preferred Stock shall proportionately be increased.

        If the Transferring Shareholder and the Non-transferring Shareholders cannot agree on the fair market value of such shares within thirty (3) days after the Transfer Notice is given pursuant to Section C hereof, the fair market value shall be determined by three appraisers, one to be chosen by the Transferring Shareholder and announced in writing to the Non-

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        transferring  Shareholders  within 45 days after the Transfer  notice is delivered, one to be chosen by the Non-transferring Shareholders and announced in writing to the Transferring Shareholder within 15 days after the selection of the first appraiser, and the third to be chosen by the first two appraisers within 15 days after the selection of the second appraiser. If the Transferring Shareholder does not select an appraiser within the 15-day period described above, the fair market value shall be determined by two appraisers, one chosen by the Non-transferring Shareholders and the second chosen by the first appraiser. The decision of a majority of the appraisers as to fair market value shall be binding on all parties.

        If the Non-transferring Shareholders do not exercise their option under this Section B, the Transferring Shareholder may Transfer his shares of Series A Preferred Stock in the Corporation on the terms disclosed in the original notice sent to the Non-transferring Shareholders for a period of 45 days after expiration of the 15-day period, otherwise the Non-selling Shareholders shall have the right to purchase the Shares at such price for another 15 days.

        C. Notice. Any notice given under Sections A and B shall be in writing and either (1) hand delivered, or (2) mailed by registered or certified mail, return receipt requested and postage prepaid, to the address of the Shareholder or the Corporation as the case may be. The Corporation or any Shareholder may change his address by giving notice of the change. Any hand delivered notice shall be considered given upon delivery. Any mailed notice shall be considered given on the third business day after being mailed by U.S. certified mail, postage prepaid."


    FIFTH: The members of the governing body shall be styled directors and the initial number of directors shall be 2. The name and office addresses of the first Board of Directors, to serve until their successors are elected and qualified, are as follows:

    Pierre Chamay, CH Narly 17, 1232 Confignon-Geneva, Switzerland, and

    Dr. Robert-Tissot, Ch Narly 17, 1232 Confignon-Geneva,
Switzerland

The number of directors may be increased or decreased (but not less than one) pursuant to the provisions of the corporation's bylaws and Chapter 78 of the Nevada Revised Statutes.


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    SIXTH:  No capital stock issued by the corporation shall be assessable following payment of the subscription price or par value therefor.

    SEVENTH:  The corporation shall have perpetual existence.

    EIGHTH: The incorporator and her post office address is as follows: Jehu Hand, Hand & Hand, 24901 Dana Point Harbor Drive,
Suite 200, Dana Point, California  92629.

 NINTH: Every person who was or is a party or is threatened to be a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director, officer, employee, agent or other person of the corporation, or is or was serving at the request of the corporation or for its benefit as a director, officer employee or other person of another corporation, partnership, joint venture, trust or enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the law of the State of Nevada as it may be amended from time to time against all expenses, liability and loss (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers, employees, agents or other persons may have or hereafter acquire and, without limiting the generality of such statement they shall be entitled to their respective rights or indemnification under any bylaw, agreement, vote of stockholders, provisions of law or otherwise, as well as their rights under this Article.

 Without limiting the application of the foregoing, the board of directors may adopt bylaws from time to time with respect to indemnification permitted by the law of the State of Nevada and may cause the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, agent or other person of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, agent or other person of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out os such status whether or not the corporation would have the power to indemnify such person.

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 TENTH: A director of officer of the corporation  shall not be personally liable to this corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, but this Article shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or knowing violation of law or (ii) the unlawful payment of dividends. Any repeal or modification of this Article by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of the director or officer of the corporation for acts or omissions prior to such repeal or modification.

 ELEVENTH: A director or officer of the corporation shall not be disqualified by his office from dealing or contracting with the corporation as a vendor, purchaser, employee, agent or otherwise.

 No transaction, contract or act of the corporation shall be void or voidable or in any way affected or invalidated by reason of the fact that any director or officer of any corporation is a member of any firm, a shareholder, director or officer of the corporation or trustee or beneficiary of any trust that is in any way interested in such transaction, contract or act. No director or officer shall be accountable or responsible to the corporation for or in respect to any transaction, contract or act of the corporation for any gain or profit directly or indirectly realized by him by reason of the fact that he or any firm in which he is a member or any corporation of which he is a trustee, or beneficiary, is interested in such transaction, contract, or act; provided the fact that such director or officer or such firm, corporation or trust is so interested shall have been disclosed or shall have been known to the members of the Board of Directors as shall be present at any meeting at which action upon such contract, transaction or act shall have been taken. Any director may be counted in determining the existence of a quorum at any meeting of the Board of Directors which shall authorize or take action in respect to any such contract, transaction or act, and may vote thereat to authorize, ratify or approve any such contract, transaction or act, and any officer of the corporation may take any action within the scope of his authority, respecting such contract, transaction or act, and any officer of the corporation of which he is a shareholder, director or officer, or any trust of which he is a trustee or beneficiary, were not interested in such transaction, contract or act. Without limiting or qualifying the foregoing, if in any judicial other inquiry, suit, cause or proceeding, the question of whether a director or officer of the corporation has acted in good faith is material, and notwithstanding any statute or rule of law or equity to the contrary (if any there be), his good faith shall be presumed in the absence of proof to the contrary by clear and convincing evidence.

 TWELFTH: No shareholder of the corporation shall have any preemptive rights.

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Dated this 23rd day of March, 1998.

                                    -----------------------------
                                    Jehu Hand, Incorporator

STATE OF CALIFORNIA                 }
                                    }  ss
COUNTY OF ORANGE                             }

On March 23, 1998, before me, Kimberly Peterson, a Notary Public in and for said State, personally appeared Jehu Hand, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same.

WITNESS my hand and official seal.

---------------------------------
Signature


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